SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                          Winton Financial Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ---------------------------------------------------------------
                         (Title of Class of Securities)



                                    976446104
        ---------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
        ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ x ]   Rule 13d-1(b)
         [   ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------
CUSIP No.   976446104                                     13G
         ---------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Winton Savings and Loan Co.

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)   [   ]


           (b)   [   ]

-------------------------------------------------------------------------------
    3      SEC USE ONLY



-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-

        NUMBER OF          ----------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH
    REPORTING PERSON       ----------------------------------------------------
          WITH                7     SOLE DISPOSITIVE POWER

                                    -0-

                           ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    338,596
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           338,596

-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.6%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK

-------------------------------------------------------------------------------

Item 1(a).      Name of Issuer:
---------

                Winton Financial Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:
---------

                5511 Cheviot Road
                Cincinnati, Ohio  45247

Item 2(a).      Name of Persons Filing:
---------

                The Winton Savings and Loan Co.

Item 2(b).      Address of Principal Business Office or, if none, Residence:
---------

                The Winton Savings and Loan Co.
                5511 Cheviot Road
                Cincinnati, Ohio  45247

Item 2(c).      Citizenship:
---------

                Organized under the laws of the State of Ohio

Item 2(d).      Title and Class of Securities:
---------

                Common Stock

Item 2(e).      CUSIP Number

                976446104

Item 3.         If this statement is filed pursuant to Rules 13d-1(b), or
------          13d-2(b) or (c), check whether the person filing is a:

                (a)    [   ]    Broker or Dealer registered under Section 15 of
                                the Act (15 U.S.C. 78o).

                (b)    [ X ]    Bank as defined in section 3(a)(6) of the Act
                                (15 U.S.C. 78c).

                (c)    [   ]    Insurance Company as defined in section 3(a)(19)
                                of the Act (15 U.S.C. 78c).

                (d)    [   ]    Investment Company registered under section 8 of
                                the Investment Company Act of 1940 (15 U.S.C.
                                80a-8).

                (e)    [   ]    An investment adviser in accordance with section
                                240.13d-1(b)(1)(ii)(E).

                (f)    [   ]    An employee benefit plan or endowment fund in
                                accordance with section 240.13d-1(b)(1)(ii)(F).

                (g)    [   ]    A parent holding company or control person in
                                accordance with section 240.13d-1(b)(1)(ii)(G).

                (h)    [   ]    A savings association as defined in Section
                                13(b) of the Federal Deposit Insurance Act
                                (12 U.S.C. 1813).

                (i)    [   ]    A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                (j)    [   ]    A group, in accordance withss.240.13d-1(b)(1)
                                (ii)(J).


Item 4.        Ownership:
-------

               The Winton Savings & Loan Co. (the "Trustee") is the Trustee of The Winton Savings & Loan Co. 401(k) Profit Sharing Plan (the "Plan"). At December 31, 2002, there were 338,596 common shares of Winton Financial Corporation held in ESOP Transfer Accounts in the Plan. The ESOP Transfer Accounts were created when The Winton Financial Corporation Employee Stock Ownership Plan was terminated and then merged into the Plan. The Trustee has shared investment power with respect to shares held in ESOP Transfer Accounts.

Item 5.        Ownership of Five Percent or Less of a Class:
------
               Inapplicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:
------

               Inapplicable

Item 7.        Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent Holding
               Company:

               Inapplicable

Item 8.        Identification and Classification of Members of the Group:
------

               Inapplicable

Item 9.        Notice of Dissolution of Group:
------

               Inapplicable

Item 10.       Certification:
-------

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       THE WINTON SAVINGS AND LOAN CO.



February 12, 2003                      By  /s/Robert L. Bollin
-------------------                        ---------------------------------
Date                                       Robert L. Bollin
                                           its President